EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
The unaudited pro forma condensed financial statements give effect to the acquisition of 30 million common shares of TerreStar Parent and the sale of the company through which we held our 1.4 GHz spectrum to TerreStar Parent, as previously discussed. These statements have been derived in part from the audited financial statements of EchoStar and TerreStar Parent for the year ended December 31, 2007 and from the unaudited financial statements for the six months ended June 30, 2008 for each of EchoStar and TerreStar Parent.
The unaudited pro forma condensed statements of operations for the six months ended June 30, 2008 and for the year ended December 31, 2007 have been prepared as if the transactions described above occurred as of January 1, 2007. The pro forma adjustments are based on available information and assumptions that management believes are reasonable based on our current plans and expectations. The unaudited pro forma condensed financial statements have been prepared for illustrative purposes only and are not necessarily indicative of our future financial position, future results of operations or future cash flows, nor do they reflect what our financial position, results of operations or cash flows would have been had we had increased our investment in TerreStar during the specific periods. The unaudited pro forma condensed financial statements and accompanying notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and accompanying notes of EchoStar and TerreStar Parent included in the respective annual reports on Form 10-K for the fiscal year ended December 31, 2007 as well as the quarterly reports on Form 10-Q for the quarter ended June 30, 2008. The TerreStar Parent annual and quarterly reports are included in this Form 8-K filing.

ECHOSTAR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	For the Year Ended December 31, 2007
		Pro Forma		Pro Forma
	Historical	Adjustments		Combined
Revenue:
Equipment and other sales — DISH Network	$1,294,215	$—		$1,294,215
Equipment sales	249,850	—		249,850

Total revenue	1,544,065	—		1,544,065

Costs and Expenses:
Cost of equipment and other sales	1,451,704	—		1,451,704
Marketing and sales	6,731	—		6,731
Research and development	78,790	—		78,790
General and administrative	83,514	—		83,514
Depreciation and amortization	9,705	—		9,705

Total costs and expenses	1,630,444	—		1,630,444

Operating income (loss)	(86,379)	—		(86,379)

Other Income (Expense):
Interest income	10,459	—		10,459
Interest expense, net of amounts capitalized	(796)	—		(796)
Unrealized gains (losses) due to changes in the fair value of certain debt and equity investments, net	—	(35,574	)(a)	(35,574)
Other	(6,479)	—		(6,479)

Total other income (expense)	3,184	(35,574)		(32,390)

Income (loss) before income taxes	(83,195)	(35,574)		(118,769)
Income tax (provision) benefit, net	(2,105)	—		(2,105)

Net income (loss)	$(85,300)	$(35,574)		$(120,874)

Denominator for basic and diluted net income (loss) per share — Class A and B common stock:
Denominator for basic and diluted net income (loss) per share — weighted-average common shares outstanding	89,712			89,712

Net income (loss) per share — Class A and B common stock:
Basic and diluted net income (loss)	$(0.95)			$(1.35)

ECHOSTAR CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	For the Six Months Ended June 30, 2008
		Pro forma		Pro Forma
	Historical	Adjustments		Combined
Revenue:
Equipment sales — DISH Network	$672,733	$—		$672,733
Equipment sales — other	151,773	—		151,773
Satellite services, digital broadcast operations and other services — DISH Network	185,489	—		185,489
Satellite and other services — other	27,916	(9,569	)(b)	18,347

Total revenue	1,037,911	(9,569)		1,028,342

Costs and Expenses:
Cost of sales — equipment	699,908	—		699,908
Satellite services, digital broadcast operations and other cost of sales	110,215	—		110,215
Research and development expense	27,565	—		27,565
Selling, general and administrative expenses	51,670	—		51,670
General and administrative expenses — DISH Network	13,296	—		13,296
Depreciation and amortization	123,985	—		123,985

Total costs and expenses	1,026,639	—		1,026,639

Operating income (loss)	11,272	(9,569)		1,703

Other Income (Expense):
Interest income	40,813	—		40,813
Interest expense	(16,561)	—		(16,561)
Casualty loss expense	(12,799)	—		(12,799)
Unrealized gains (losses) due to changes in the fair value of certain debt and equity investments, net	(19,643)	(30,397	)(a)	(50,040)
Other	61,201	—		61,201

Total other income (expense)	53,011	(30,397)		22,614

Income (loss) before income taxes	64,283	(39,966)		24,317
Income tax (provision) benefit, net	(10,758)	3,435	(b)	(7,323)

Net income (loss)	$53,525	$(36,531)		$16,994

Denominator for basic and diluted net income (loss) per share — Class A and B common stock:
Denominator for basic net income (loss) per share — weighted-average common shares outstanding	89,795			89,795

Denominator for diluted net income (loss) per share — weighted-average common shares outstanding	91,285			91,285

Net income (loss) per share — Class A and B common stock:
Basic net income (loss)	$0.60			$0.19

Diluted net income (loss)	$0.59			$0.19

ECHOSTAR CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
The pro forma adjustments included in the unaudited pro forma condensed financial statements are as follows:
(a)	The recognition of unrealized losses of $36 million and $30 million for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, due to changes in the fair value of our investments in TerreStar Parent assuming that we had adopted the provisions of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”) as of January 1, 2007.
While our additional investment in TerreStar Parent occurred on June 10, 2008, the unaudited pro forma condensed statements of operations have been prepared as if the transaction occurred on January 1, 2007. The price of TerreStar Parent’s common stock from January 1, 2007 to June 30, 2008 was highly volatile and dropped significantly during this 18-month period. To reflect the pro forma impact of this decline to the common stock pursuant to SFAS 159, we calculated the unrealized losses due to changes in the fair value of this investment by applying the percentage change in the stock price for each period to our common stock investment balance for each of the periods presented. The pro forma adjustment for the June 30, 2008 Statement of Operations reflects the changes in fair value of our investments in TerreStar from January 1, 2008 through June 10, 2008, as the actual changes in the fair value of our investments are included in our historical results due to the application of fair value accounting to our TerreStar investments.
(b)	To remove 1.4GHz spectrum lease revenue and related income tax effect for the period from February 8, 2008 through June 10, 2008.
An unaudited pro forma condensed balance sheet as of the end of the most recent period is not included herein as the transaction is already reflected in our Condensed Consolidated Balance Sheets in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the Securities and Exchange Commission on August 4, 2008.

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